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                                                                    EXHIBIT 23.4


             [RHK TELECOMMUNICATIONS INDUSTRY ANALYSIS LETTERHEAD]


                      CONSENT OF RYAN, HANKIN, KENT, INC.


We consent to the references to our company and to use of information contained in our report CORE SWITCHING AND ROUTING, MARKETS AND TECHNOLOGY, dated April 1999 in that certain registration statement on Form S-1 (Registration Statement No. 333-76681), including all amendments thereto and all related prospectuses and associated materials, filed by Juniper Networks, Inc. for an offering of shares of Common Stock of Juniper Networks, Inc. for which Goldman, Sachs & Co. is acting as a representative of the several underwriters.

This authorization is effective through September 30, 1999.


/s/ Linda W. Seale
--------------------------
Linda W. Seale
CEO
RHK

3 June 1999